BDO
Tel: 858-404-9200 Fax: 858-404-9201 www.bdo.com	4250 Executive Square, Suite 600 La Jolla, CA 92037

April 8, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 5, 2013, to be filed by our former client, Naked Brand Group, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP